UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, MAY 8, 2024

On March 29, 2024, Charles River Laboratories International, Inc. (“Charles River” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, in connection with the Company’s Annual Meeting of Shareholders to be held on May 8, 2024. The Company is filing this supplement to the Proxy Statement (the “Supplement”) relating to our opposition to Proposal Four – Shareholder Proposal.

Proposal Four in our 2024 Proxy Statement is substantially similar to the shareholder proposal by the same proponent included in our 2023 Proxy Statement that requested a report on non-human primates (NHPs) imported by the Company. In addition to information requested in the 2023 shareholder proposal, Proposal Four also requests zoonotic data.

Based on the rationale described in the shareholder proposal in the Proxy Statement, and the additional information set forth in this supplement, the Board of Directors continues to recommend that shareholders vote “AGAINST” Proposal Four.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

To our Shareholders,

As a leading global non-clinical drug development partner, Charles River’s mission is to create healthier lives.  We perform a vital role in the biopharmaceutical industry, providing essential products and services to help pharmaceutical and biotechnology companies, government agencies, and leading academic institutions around the globe to discover, develop, test and safely manufacture new therapies. The success of our strategy is demonstrated by the fact that we have worked on more than 80% of the drugs approved by the U.S. Food and Drug Administration (FDA) over the last five years.

Proposal Four in our 2024 Proxy Statement requests a report on non-human primates (NHPs) imported by the Company. As noted in the Proxy Statement, this proposal is not in the interests of the Company for the following reasons:

•	As we committed to shareholders in connection with the 2023 Annual Meeting, Charles River published in March 2024 the first annual report to shareholders on measures the Company takes to reinforce confidence that the NHPs we import are sourced in accordance with applicable laws (the “NHP Report”). The NHP Report may be accessed at the following link: www.criver.com/annual2024.

•	At our 2023 Annual Meeting, the same proponent put forward a substantially similar proposal, which was unsuccessful.

•	The use of NHPs is fundamental to research and understanding on the prevention and treatment of emerging infectious diseases, as well as the development of new innovative treatments for cancer, diabetes, and a number of other diseases currently without effective treatment options.

•	Charles River is committed to ensuring that our operations are compliant with applicable U.S. and international laws and regulations related to animal transportation and welfare, including all required reporting elements.

•	The stewardship of the research animals in our care, including their humane care and well-being, is a core value of our Company.

NHP Report Meets and Exceeds What is Requested in 2024 Shareholder Proposal Four

The NHP Report focuses on concrete initiatives being implemented to reinforce confidence that NHPs the Company imports are sourced in accordance with applicable laws. The NHP Report includes the following information that specifically addresses all of the substantive, non-proprietary shareholder requests from Proposal Four, as well as additional content prompted by the feedback provided during our broader shareholder outreach on this topic:

•	Supply data on NHPs, including granular data on the global number of NHPs placed in studies by our Safety Assessment business over the last four years;

•	Enhanced safeguards on proper sourcing, including development of initial genetic testing sampling protocols to support parentage testing for purpose-bred NHPs, as well as enhanced monitoring and auditing processes;

•	Details about our strengthened NHP Supplier Risk Management Process;

•	A commitment to annually disclose when a country of origin exceeds 30% of globally sourced NHPs; and

o	The Company specifically noted that for 2023, we procured greater than 30% of NHPs globally sourced for use in our Discovery and Safety Assessment (DSA) segment – but less than 50% - from Cambodia. Other countries from which we import NHPs but that did not meet the 30% threshold in 2023 include, but are not limited to, Mauritius and Vietnam.

•	The Company’s procedures to screen for zoonotic disease, and specifically:

o	All NHPs imported into our quarantine facilities first undergo a quarantine in the country of origin that includes several pathogen screens and a thorough physical exam conducted by veterinarians. Upon arrival in the US, the NHPs then go through a second minimum 31-day quarantine period where they go through additional tests prior to release by the Centers for Disease Control and Prevention (CDC). Charles River also imports NHPs into Canada and Europe. In each region, we follow the same practices regarding pre-export quarantine in the source country, import into facilities meeting the country’s standards, and health testing that meets both governmental and Charles River requirements.

Enhanced Board and Management Oversight

Acknowledging the importance of this issue to shareholders, in June 2023 the Board established a separate Board committee, the Responsible Animal Use Committee (RAUC), to directly oversee these and related matters. The RAUC was established to oversee our NHP importation practices and review, evaluate and advise the Board and management regarding the continued enhancement of responsible animal utilization, including NHPs.

Also in 2023, the Company established a management-level Office for Responsible Animal Usage to further support our commitment to responsible animal utilization and reduction practices, and operating standards of care.

Company Committed to Respond to 2023 Shareholder Proposal Request

Last year, Charles River responded to a substantially similar shareholder proposal by the same proponent, with a commitment to provide shareholders with an annual report from our Board describing the efforts we are taking to reinforce confidence that the NHPs we import are purpose-bred in accordance with applicable laws.  Based on our commitment to produce the NHP Report, the vast majority of shareholders clearly spoke and widely voted down a substantially similar proposal from the same special interest shareholder proponent, who represented they own 22 shares of Company stock. We demonstrated fulfillment of that commitment by engaging with shareholders as to the content of the report and producing the NHP Report prior to the 2024 Annual Meeting.

Shareholder Engagement Informed Content of the NHP Report

The NHP report was not prepared in isolation. It was informed by significant shareholder input.

To inform the content of the NHP Report, we conducted significant proactive shareholder engagement reaching out to our top 25 shareholders representing more than 55% of shares outstanding, and held one-on-one discussions in December 2023 and January 2024 with shareholders representing 15.2% of shares outstanding at the time. We met with every shareholder who requested a discussion on this topic and other governance matters. Shareholder feedback was primarily focused upon NHP report topics/content, our Corporate Citizenship Report, and updates regarding the NHP supply chain (including related legal matters).  In engaging with shareholders, it became apparent that our overall NHP sourcing process (including how we assess purpose-bred status) was of general interest to shareholders and other constituencies, and thus we expanded the content of the NHP Report accordingly.

In addition to the shareholder outreach we proactively conducted, our open line of communication for shareholders and other interested parties to weigh in on this topic was available – and remains available - by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com.

Proprietary Information

The Charles River Board strongly believes that disclosure of further detail related to NHPs figures by country, as requested in the shareholder proposal, is detrimental to shareholder interests as it would benefit competitors. Our commitment to annually disclose when a country of origin exceeds 30% of globally sourced NHPs informs shareholders regarding supply chain risk, without disclosure of overly granular confidential proprietary Company information. Proposal Four acknowledges that proprietary information should be omitted.

In recognition of the comprehensiveness of the NHP Report, Glass Lewis, a leading shareholder advisory service, acknowledged that the NHP report addressed all of the matters requested, in the context of recommending “AGAINST” Proposal Four.

Disclosure in Our Corporate Citizenship Report

In addition to the NHP Report, Charles River also published an extensive and comprehensive Corporate Citizenship Report in March 2024, which includes information on our Global Animal Welfare and Training, Responsible Animal Use and New Alternative Methods (NAMs) work, including investments in NAMs through our recently launched Alternative Methods Advancement Project (AMAP) initiative that is dedicated to investing in and developing alternatives to reduce animal testing.  Our Corporate Citizenship Report may be accessed at the following link: www.criver.com/annual2024. A summary of our work on NAMs and our AMAP initiative was also provided in the NHP Report.

Conclusion

Charles River is strongly and proudly committed to the responsible use of animals in every aspect of our business. Animals are required by government regulators globally for the development and testing of new medicines and treatments, including complex, cutting-edge biologics. Our extensive and historical commitment to “the 4Rs” – Refinement, Reduction, Replacement and Responsibility – underscores our ethical framework to animal research:

•	Replacement and investing in technology alternatives to animal testing

•	Reduction of animals required through collaboration with clients on study design and planning

•	Refinement and development of procedures to reduce impact on animals

•	Responsibility, the foundation of all of our efforts to advance science

The Board and management of Charles River strongly believe that our comprehensive actions and disclosure have not only met, but also exceeded, the requests for disclosure and transparency in the areas covered in the shareholder proposal.  We therefore reiterate our recommendation that shareholders should vote AGAINST Proposal Four in our 2024 Proxy Statement.

Thank you for your consideration, as well as your support as shareholders.

James C. Foster	Martin Mackay
Chair, President and Chief Executive Officer	Chair of the Responsible Animal Use Committee of the Board of Directors

IMPORTANT INFORMATION

This Supplement does not change or update any of the other disclosures contained in the Proxy Statement. Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and made available to the Company's shareholders on or about April 24, 2024.

This information is intended to supplement the Proxy Statement, which was furnished in connection with the solicitation of proxies by the Board for use at the 2024 Annual Meeting. You are encouraged to consider this additional information as you cast your vote on the shareholder proposal to publish a report on non-human primates imported by the Company (Proposal Four).

The Board of Directors unanimously recommends a vote “AGAINST” Proposal Four.

The Company has filed with the Securities and Exchange Commission and provided to its shareholders the Proxy Statement and additional solicitation material in connection with the 2024 Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ADDITIONAL SOLICITATION MATERIALS AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION IN THEIR ENTIRETY BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of these documents may also be obtained free of charge through the Securities and Exchange Commission website at www.sec.gov and through the Company website www.criver.com/annual2024.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.